Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Employee Share Purchase Plan of Endurance Specialty Holdings Ltd. of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedules of Endurance Specialty Holdings Ltd. and the effectiveness of internal control over financial reporting of Endurance Specialty Holdings Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

July 8, 2015